AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 17, 1996
                                                     REGISTRATION NO. 333-
     ==========================================================================

                          SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C.  20549
                                    -------------

                                       FORM S-3
               REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                    -------------
                           WARNER INSURANCE SERVICES, INC.
                (Exact name of Registrant as specified in its charter)

          Delaware                18-01 Pollitt Drive            13-2698053
       (State or other        Fair Lawn, New Jersey 07410     (I.R.S. Employer
        jurisdiction of             (201) 794-4800             Identification
      incorporation or     (Address, including zip code, and         No.)
        organization)             telephone number,
                         including area code, of Registrant's
                             principal executive offices)

                                  -----------------

                                   Alfred J. Moccia
                                    President and
                               Chief Executive Officer
                           Warner Insurance Services, Inc.
                             Fair Lawn, New Jersey 07410
                                    (201) 794-4800
              (Name, address, including zip code, and telephone number,
               including area code, of Registrant's agent for service)

                                  ------------------

     Copies of all communications, including communications sent to agent for service, should be sent to:

                                 Leonard Gubar, Esq.
                                  Reid & Priest LLP
                                 40 West 57th Street
                              New York, New York  10019
                                    (212) 603-2288

                                  ------------------

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement as determined by market conditions and other factors.

                                  ------------------

          If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]
          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
          If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                           CALCULATION OF REGISTRATION FEE
     ==========================================================================
      TITLE                          PROPOSED      PROPOSED
      OF EACH                        MAXIMUM       MAXIMUM
      CLASS OF         AMOUNT        OFFERING      AGGREGATE
      SECURITIES       TO BE         PRICE         OFFERING       AMOUNT OF
      TO BE            REGISTERED    PER SHARE     PRICE          REGISTRATION
      REGISTERED       (1)           (2)(3)        (2)(3)         FEE
      -------------------------------------------------------------------------
      Common Stock,
      $0.01 par
      value . . .     6,591,528      $5.5625       $36,665,374    $12,643.24
      =========================================================================

          (1) Pursuant to Rule 416, this Registration Statement also covers such indeterminable additional shares of Common Stock as may become issuable as a result of anti-dilution adjustments in accordance with the terms of certain Selling Securityholder Warrants and certain Additional Warrants under which an aggregate of 862,847 and 196,875, respectively, of the shares of Common Stock registered hereby may be issued.
          (2) Estimated solely for the purpose of calculating the registration fee.
          (3) Calculated pursuant to Rule 457(c), based upon the average of the high and low prices of the Common Stock on June 11, 1996, as reported by the Nasdaq SmallCap Market SM Symbol.

                            -----------------------------

               THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
     ===========================================================================

                           WARNER INSURANCE SERVICES, INC.
                                CROSS-REFERENCE SHEET

     FORM S-3 ITEM NUMBER AND HEADING        HEADING OR LOCATION IN PROSPECTUS
     --------------------------------        ---------------------------------

      1. Forepart of Registration
         Statement and Outside Front
         Cover Page of Prospectus . . . .    Outside Front Cover Page of
                                             Prospectus

      2. Inside Front and Outside Back
         Cover Pages of Prospectus  . . .    Inside Front and Outside Back
                                             Cover Pages of Prospectus;
                                             Available Information; Additional
                                             Information

      3. Summary Information, Risk
         Factors and Ration of
         Earnings to Fixed Charges  . . .    Prospectus Summary; Risk Factors

      4. Use of Proceeds  . . . . . . . .    Use of Proceeds

      5. Determination of Offering
         Price  . . . . . . . . . . . . .    Outside Front Cover Page of
                                                Prospectus; Plan of
                                                Distribution

      6. Dilution   . . . . . . . . . . .    Not Applicable

      7. Selling Securityholders  . . . .    Selling Securityholders

      8. Plan of Distribution   . . . . .    Plan of Distribution

      9. Description of Securities to
         be Registered  . . . . . . . . .    Description of Securities--
                                                Common Stock

      10.  Interests of Named Experts
           and Counsel  . . . . . . . . .    Legal Matters; Experts

      11.  Material Changes . . . . . . .    Prospectus Summary; Price Range
                                                of Common Stock

      12.  Incorporation of Certain
           Information by Reference . . .    Incorporation of Certain
                                                Documents by Reference

      13.  Disclosure of Commission
           Position on Indemnification
           for Securities Act
           Liabilities  . . . . . . . . .    Not Applicable

                      Subject to Completion Dated June 17, 1996

     PROSPECTUS


                           6,591,528 SHARES OF COMMON STOCK

                           WARNER INSURANCE SERVICES, INC.

        This Prospectus relates to an aggregate of 6,591,528 shares (the "Shares") of Common Stock, par value $0.01 per share (the "Common Stock"), of Warner Insurance Services, Inc. (the "Company") held by four holders (the "Selling Securityholders"). Of the aggregate number of Shares offered hereby, 5,531,806 are shares of Common Stock held by the Selling Securityholders, 862,847 are shares of Common Stock issuable upon exercise of certain warrants (the "Selling Securityholder Warrants") held by certain of the Selling Securityholders and 196,875 are shares of Common Stock issuable upon exercise of certain additional warrants (the "Additional Warrants") held by one of the Selling Securityholders. The Selling Securityholder Warrants are exercisable by the holders thereof, at an exercise price of $1.80 per share of Common Stock (subject to adjustment pursuant to the anti-dilution provisions of the Selling Securityholder Warrants), at any time until February 28, 2001. The Additional Warrants are exercisable by the holder thereof, at an exercise price of $2.00 per share of Common Stock (subject to adjustment pursuant to the anti-dilution provisions of the Additional Warrants), at any time until March 30, 2001. See "Prospectus Summary--Recent Developments," "Description of Securities" and "Selling Securityholders."

        The Shares offered by the Selling Securityholders by this Prospectus may be sold from time to time by the Selling Securityholders or by their transferees. The distribution of the Shares offered hereby may be effected in one or more transactions that may take place in the over-the-counter market, including ordinary brokers' transactions, privately negotiated transactions or through sales to one or more dealers for resale of such securities as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Securityholders. Sales of the Shares may be made pursuant to this Prospectus or pursuant to Rule 144 under the Securities Act of 1933, as amended. See "Plan of Distribution."
        The Common Stock is listed on the Nasdaq SmallCap Market SM Symbol under the symbol "WISI." On June 11, 1996, the closing sale price of the Common Stock was $5 7/16, according to the Nasdaq SmallCap Market SM Symbol. See "Price Range of Common Stock."

        The Company will not receive any of the proceeds from the sale of the Shares by the Selling Securityholders.

                               ------------------------

        THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" ON PAGE 12.

                               ------------------------

       THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
                        SECURITIES AND EXCHANGE COMMISSION OR
               ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY
                 OR ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION
                       TO THE CONTRARY IS A CRIMINAL OFFENSE.

                       _______________________________________

                    THE DATE OF THIS PROSPECTUS IS          , 1996



     Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                               AVAILABLE INFORMATION

        Warner Insurance Services, Inc. (the "Company") is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files periodic reports, proxy statements and other information with the Commission. The reports, proxy statements and other information filed by the Company with the Securities and Exchange Commission (the "Commission") can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material also can be obtained by mail from the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. See "Incorporation of Certain Documents by Reference."


                                ADDITIONAL INFORMATION

        The Company has filed a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), with the Commission in Washington, D.C. with respect to the securities offered by this Prospectus. This Prospectus does not contain all the information set forth in or annexed as exhibits and schedules to the Registration Statement. For further information with respect to the Company and the securities offered by this Prospectus, reference is made to the Registration Statement and to the financial statements, schedules and exhibits filed as part hereof or incorporated by reference herein. Copies of the Registration Statement, together with such financial statements, schedules and exhibits, may be obtained from the public reference facilities of the Commission at the addresses listed above, upon payment of the charges prescribed therefor by the Commission. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete and, in each instance, reference is made to the copy of such contract or other documents, each such statement being qualified in its entirety by such reference. Copies of such contracts or other documents, to the extent that they are exhibits to the Registration Statement, may be obtained from the public reference facilities of the Commission, upon the payment of the charges prescribed therefor by the Commission.


                   INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The following information, filed by the Company with the Commission pursuant to the Exchange Act, is incorporated herein by reference:

        1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995;

        2. The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996; and

        3.   The Company's Proxy Statement dated May 6, 1996.

        4. The description of the Common Stock contained in the Company's Registration Statement on Form 8-A filed on May 22, 1996 under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

        All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, subsequent to the date of this Prospectus and prior to the termination of this offering, shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents.

        Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

        The Company will provide without charge to each person to whom this Prospectus is delivered, including any beneficial owner, upon the written or oral request of such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than the exhibits to such documents). Requests should be directed to the Company, 18-01 Pollitt Drive, Fair Lawn, New Jersey, Attention: Raul F. Calvo--Vice President, telephone number (201) 794-4800.

                                  PROSPECTUS SUMMARY

        The following summary is qualified in its entirety by reference to, and should be read in conjunction with, the more detailed information and financial statements (including the notes thereto) appearing elsewhere in this Prospectus and in the documents incorporated herein by reference.

                                     THE COMPANY
     GENERAL

        Warner Insurance Services, Inc. (the "Company" or "Warner"), a Delaware corporation formed in 1971, is a provider of software products for the property/casualty and health care insurance industries through its wholly-owned subsidiary, COVER-ALL Systems, Inc. ("COVER-ALL").

        Historically, the Company also provided services to the automobile insurance industry, including underwriting, policy maintenance and claims adjustment, which was carried out by its Insurance Services Division ("ISD"). However, in March 1996, the ISD business was transferred to a subsidiary of The Robert Plan Corporation in connection with the settlement of two lawsuits between the Company and The Robert Plan Corporation and the release of Warner from its obligations under long-term processing contracts with the customers of ISD. See "Recent Developments."

     OVERVIEW

        COVER-ALL offers standard as well as customized software application products, together with implementation support services, to the property/casualty and health care insurance industries.

        In December 1989, the Company purchased, through its wholly-owned subsidiary, the assets related to the exclusive proprietary rights to a PC-based software application for policy-rating and issuance for property/casualty insurance companies. This acquired software has been enhanced and is the Company's "Classic" product line, which is one of the Company's two current product lines.

        The Classic product line is a self-contained rating, issuance and transaction management application system utilized in the property/casualty insurance industry. This software was developed using the Microfocus COBOL language, and the Company is currently upgrading this product line to be used in the Windows operating system. The Company believes that this software product provides cost-effectiveness and flexibility for self-contained Local Area Network ("LAN") systems. The Classic product is in use in over 40 property/casualty insurance companies.

        Since 1993, COVER-ALL has been developing its second product line entitled the Total Administrative Solution ("TAS 2000"). TAS 2000 is a suite of computer applications for property/casualty and health care insurers designed to enable a client-driven re-engineering of the insurer's business processes. TAS 2000 applications run on commodity priced open computer systems and use state-of-the-art client/server software technology provided by Oracle Corporation ("Oracle").

     PRODUCT DESCRIPTION

     CLASSIC PRODUCT LINE

        The Classic product line is a set of LAN-based PC software packages designed to automate the rating and issuance tasks in the property and casualty insurance industry. Functionality includes rating and issuance for quoting new business, mid-term changes, cancellations, reinstatements and renewals. Multiple recipient copies of all relevant documentation for each of these transactions, including quote summaries, declaration pages and mandatory and optional manuscript forms, are printed by the system's print engine. This functionality is supported for property and casualty lines of business in a user friendly system.

        The Company believes that the Classic product line brings to the customer certain useful functions, features and capabilities. Some are line of business specific and some are line of business independent. These include:

         .  Clear and comprehensive data collection
         .  Various on-line help screens
         . On-line ISO Commercial Lines Manual Tables and Footnotes . Easy and direct system navigation
         .  Standard Bureau coverages and rates support
         .  Company customized coverages and rates support
         . Fully automated recipient driven issuance of declaration pages, worksheets, ID card, etc.
         .  Help Desk assistance
         .  Remote diagnostic and fix capabilities

        The Classic products were originally brought to the marketplace in the mid 1980's and subsequently have been enhanced to provide greater functionality and to better utilize newer technology. The cost effectiveness of the system rests on an inherent flexibility which can accommodate specific customer requirements while retaining a single source integrated core system. The Classic product line is based upon several specific proprietary design features. COVER-ALL is currently working to upgrade the Classic product line for use in the Windows operating system. This will make it a Graphical User Interface ("GUI") application and is expected to be completed by year-end 1996. This enhancement will increase user friendliness and provide the customers with an easier integration of peripheral support applications (e.g., imaging, work flow management, etc.).

     TAS 2000 PRODUCT LINE

        The TAS 2000 product line was developed to be used as client/server applications in the property/casualty and health care insurance industries. COVER-ALL created the TAS 2000 product line to better position itself to penetrate the larger customer market segment. The client/server architectural concept allows companies to take advantage of the power of distributed processing. The TAS 2000 product line includes the following application modules:

          .  Client Management
          .  End User Tools
          .  Agency Profile Management
          .  Policy Administration
          .  Billing Management
          .  Claims Administration
          .  Statistical System

        The TAS 2000 has Windows compliant GUI to enhance its user friendliness. The TAS 2000 can be used on many different client/server hardware platforms and offers capability to process the voluminous transactions that are common to large scale insurance operations. The TAS 2000 is an architecture of open LAN - and Wide Area Network ("WAN") - based modules possessing varying elements of interdependence.

        TAS 2000's product design is distinguished from competitive offerings by the integrated use of Oracle's relational database and the Designer 2000 and Developer 2000 tool sets. The underlying database and language used for the TAS 2000 products are the Oracle Relational Database Management System and the Oracle Cooperative Development Environment products. These products provide an integrated application environment. Through Oracle's tools, these new products take advantage of the power of Oracle Version 7 on over 90 different server platforms. This software allows processing to be centralized, dedicated to specific server(s) or clients or distributed across the network.

        The changing of the century is an issue which has never been faced in the computer industry and poses a massive problem for automation systems previously designed and currently being used. Companies must modify their systems to accommodate a four-digit year in order to properly affect the calculations and sorting routines which provide the core of their data processing accuracy. Although seemingly minor, this change requires finding, analyzing, implementing and testing tens of thousands of isolated incidents within millions of lines of source code. The cost for the industry can reach into the millions of dollars to affect proper change. Both COVER-ALL product lines already accommodate the advent of the new century.

        The TAS 2000 product line was developed with an emphasis on quality from the conceptual design stage using Oracle CASE tools through to the physical coding and testing phases. COVER-ALL intends to continue to enhance both of its product lines based on customer needs and changes in technology. COVER-ALL is also committed to maintaining a quality support service program for its customers.

     COMPETITIVE PRODUCTS

        COVER-ALL's competitors for both of its product lines are in most instances larger and financially stronger than the Company. The Classic product line competes primarily with three competitors who hold leadership positions for LAN-based policy rating and issuance software used by property/casualty insurance companies. The TAS 2000 primary competitors are also larger and financially stronger than the Company. The Company believes, however, that its products offer customers certain advantages not available from COVER-ALL's competitors as to functionality and hardware requirements.

     MARKETING

        The Company maintains a sales staff at its principal executive offices in Fair Lawn, New Jersey. The Company also participates in and displays its software products at trade shows organized by industry trade groups.

     RESEARCH AND DEVELOPMENT

        COVER-ALL's business is characterized by rapid technological change.
     The Company's success will depend, in part, on its ability to keep its products current based on new technologies. Accordingly, the Company must maintain ongoing research and development programs to continually add value to its suite of products, as well as any possible expansion of its suite of products. The Company believes that research and development expenditures will continue to constitute a significant percentage of revenues.
        COVER-ALL has expensed for research and development $957,564, $1,023,920, $1,932,920, $2,499,436, $533,260 and $805,563 for the three months ended March 31, 1996 and 1995, the years ended December 31, 1995 and 1994, the two months ended December 31, 1993 and the year ended October 31, 1993, respectively.

     BACKLOG

        Backlog is not applicable to the business of the Company.

     MAJOR CUSTOMERS

        The Classic product line is in use in over forty property/casualty insurance companies while the TAS 2000 product line is currently in use in two property/casualty insurance companies. TAS 2000 was licensed to the first health care insurer in 1996. The Company's revenues from major customers (more than 10 percent of total revenues) for the years ended December 31, 1995 and 1994 as a percentage of total revenue were as follows:

                                      YEAR ENDED          YEAR ENDED
            CUSTOMER               DECEMBER 31, 1995   DECEMBER 31, 1994
            --------               -----------------   -----------------
      New Jersey State
      Medical Underwriters . . . .         18%                  --

      Sun Alliance Management
      Services . . . . . . . . . .         16%                  --

      Secura, Inc. . . . . . . . .         11%                  --

      Empire Insurance Company . .          --                 17%

      Millers Insurance Group  . .          --                 13%

        No customer represented more than 10 percent of total revenues prior to 1994. In 1995, export sales were made to a U.K. customer of approximately $640,000.

     EMPLOYEES

        The Company had 80 employees at June 1, 1996. None of the Company's employees are represented by a labor union, and the Company has not experienced any work stoppages. The Company believes that relations with its employees are good.

     RECENT DEVELOPMENTS

     INSURANCE SERVICES DIVISION

        In March 1996, the Company entered into a series of agreements (the "ISD Agreements") which provided for the transfer and discontinuance of its Insurance Services Division ("ISD") operations. Pursuant to the ISD Agreements (i) the Company issued an aggregate of 2,476,547 and 137,586 shares of its common stock, par value $0.01 per share (the "Common Stock"), respectively, and 1,181,250 and 65,625 warrants (the "Selling Securityholder Warrants"), respectively, to Atlantic Employers Insurance Company ("Atlantic") and Electric Insurance Company ("Electric") (each of which is a Selling Securityholder) in exchange for the release of Warner from its obligations to provide insurance services to such companies, and
     (ii) the Company issued to The Robert Plan Corporation ("RPC") (which is a Selling Securityholder) an aggregate of 642,068 shares of Common Stock and 306,250 Selling Securityholder Warrants in exchange for the settlement and dismissal of lawsuits with The Robert Plan Corporation. Effective March 1, 1996, the Company has discontinued providing insurance processing services to the automobile insurance industry. The 3,256,201 shares of Common Stock issued as provided in (i) and (ii) above are referred to as the "Settlement Shares."

        As a part of the restructuring transactions, the Company transferred certain assets, employees, contracts and leased premises relating to its ISD business to a subsidiary of The Robert Plan Corporation, which replaced the Company as the provider of insurance services to the ISD customers. Under the ISD Agreements, the Company also paid an aggregate of $887,500 to Atlantic, Electric and RPC and an aggregate of $1.6 million to another of the Company's former ISD customers to settle certain claims. Under the ISD Agreements, the Company was granted the option (the "Repurchase Option"), exercisable for a period of six months, to (i) purchase 50 percent of the Settlement Shares at a cash price equal to the greater of $3.00 or 50 percent of the then-market price of a share of Warner Common Stock, and
     (ii) acquire 50 percent of the Selling Securityholder Warrants at a cash price equal to $1.00 per Selling Securityholder Warrant.

        On March 31, 1996, the Company entered into a series of agreements (the "SIL/Care Agreements") with Software Investments Limited ("SIL"), which is a Selling Securityholder, and Care Corporation Limited ("Care") whereby the
     Company:

          (A) sold to SIL for total proceeds of $3,022,391: (i) 1,412,758 shares of Common Stock (the "SIL Shares") for $2.00 per share, and (ii) the Additional Warrants, (together with the SIL Shares, the "SIL Securities") to purchase during a five-year period an aggregate of 196,875 shares of Common Stock exercisable at $2.00 per share, for $1.00 per SIL Warrant; and

          (B)  assigned to SIL the Repurchase Option.

        In addition, under the SIL/Care Agreements, the Company was granted by Care the exclusive license for the Care software systems for use in the workers' compensation and group health claims administration markets in Canada, Mexico and Central and South America. In exchange for this license, Warner issued to Care 2,500,000 shares of Common Stock (the "Care Shares"). Pursuant to the SIL/Care Agreements, if during the three years after closing, this license results in $5,000,000 or more in revenues by Warner, then the Care Shares will be fully earned; otherwise, depending upon the level of revenue reached, Warner will have the right to repurchase portions of the Care Shares at $.01 per share based upon the level of revenues actually achieved. Under certain circumstances, based upon aggregate net sales in excess of $10,000,000 from a maximum of two separate sales during such three-year period, Warner may be required to grant to Care five-year Warrants to buy an additional 1,000,000 shares of Common Stock at $2.00 per share. Accordingly, the Company recorded a $5,000,000 software license on the Consolidated Balance Sheet as of March 31, 1996.

        Pursuant to the terms of the SIL/Care Agreements, on May 1, 1996, SIL exercised the Repurchase Option pursuant to which it (i) acquired 1,628,101 of the Settlement Shares at $3.00 per share, and (ii) at $1.00 per Warrant, 776,562 Selling Securityholder Warrants to acquire 776,562 shares of Common Stock at $2.00 per share. SIL exercised these Selling Securityholder Warrants on May 6, 1996, resulting in the Company receiving $1,553,124 in additional equity.

        As a result of the issuance of the SIL Securities and the Care Shares, the anti-dilution provisions of the Selling Securityholder Warrants required that certain adjustments be made to the exercise price thereunder and the aggregate number of shares of Common Stock issuable. Pursuant to such provisions, the exercise price of the Selling Securityholder Warrants was reduced to $1.80 from $2.00 per share and the aggregate number of shares of Common Stock issuable was increased to 1,725,694 from 1,553,125. Of such increased number of shares of Common Stock, 86,285 were issued to SIL in respect of its May 6, 1996 exercise of Selling Securityholder Warrants referred to above.

     ALERION INSURANCE COMPANY OF NEW JERSEY ("ALERION")

        In late 1993, the Company established Alerion, a wholly-owned property/casualty insurance subsidiary. In this connection, the Company also changed to a calendar year for financial and tax reporting purposes to bring the Company into line with the calendar year reporting requirements of the insurance industry.

        By early 1994, Warner had funded Alerion with approximately $10 million of cash and securities and Alerion entered into a reinsurance agreement to reinsure a portion of the risk on certain insurance policies written by a primary insurer. In late 1994, the Company decided that risk taking, even as a reinsurer, was not an attractive business strategy. The Company and the primary insurer agreed to end the reinsurance arrangement in the fourth quarter of 1994 and "commute" all reinsurance interests and liabilities back to the inception of the agreement, thus eliminating all reinsurance activity of Alerion. Therefore, Alerion's operations for all periods consisted of immaterial investment activity.

        Alerion sold its securities and returned all of its remaining cash in 1996, having surrendered its Certificate of Authority to transact insurance business in New Jersey.

     PROPERTIES

        The Company's principal headquarters are located in Fair Lawn, New Jersey where it occupies approximately 36,000 square feet under a lease which expires in 2000 at a current annual rental expense of approximately $400,000.

        In addition, the Company also leases a facility with approximately 22,000 square feet in Somerset, New Jersey. This lease expires in 2002 with an annual rental expense of approximately $270,000. This facility was previously used by ISD, and the Company is currently exploring opportunities to either continue utilizing this facility or transfer or sell this lease to a third-party.

        In connection with the ISD Agreements, the Company's lease for its former principal headquarters has been transferred to The Robert Plan Corporation.

        The Company believes that these facilities are well maintained and adequate to meet its needs in the foreseeable future.

     LEGAL PROCEEDINGS

        In March 1994, Material Damage Adjustment Corporation ("MDA"), a subsidiary of The Robert Plan Corporation and a subcontractor for the Company performing claims processing work, instituted an action in the Superior Court of New Jersey seeking injunctive relief requiring that the Company turn over to MDA in excess of $1 million that the Company had withheld from certain claims fees allegedly owed to MDA. This action arose out of the Company's servicing contract with the Market Transition Facility of New Jersey ("MTF"). The Company had withheld the funds as a set off to cover unpaid invoices for data processing services rendered by the Company for MDA. MDA also added a claim for approximately $2.5 million of surcharge fees paid to the Company by the MTF. The MTF was brought into the case to resolve disputes between MTF and MDA over refunds of claims fees paid on claims later closed without payment. The Company vigorously contested MDA's claims and asserted counterclaims against MDA to establish the Company's entitlement to the disputed sums.

        In May 1994, the Company filed an action in the Superior Court of New Jersey against Lion Insurance Company, National Consumer Insurance Corporation and The Robert Plan Corporation seeking payment of unsatisfied invoices under an April 1991 agreement totalling approximately $2.7 million. Under the agreement, the Company agreed to provide data processing services for a three-year term in support of Lion Insurance Company's "depopulation pool" automobile insurance business in New Jersey. Lion Insurance Company is a subsidiary of The Robert Plan Corporation whose affiliate, National Consumer Insurance Corporation, has taken over the "depopulation pool" business. The Robert Plan Corporation guaranteed Lion's performance and payment.

        On March 1, 1996, in connection with the ISD Agreements, the two lawsuits described above were settled as part of the overall settlement with certain of the Company's insurance services customers.

        On February 2, 1995, Sol M. Seltzer commenced an action in the Supreme Court of New York against Mr. Krieger, a director and former President of the Company, and each of the other members of the then Board of Directors of the Company. The plaintiff, Sol M. Seltzer, who purports to sue derivatively on behalf of the Company and COVER-ALL, was a vice president of the Company and a director of COVER-ALL until he resigned from such positions in late 1994. The plaintiff alleges, among other things, breach of fiduciary duty, waste and mismanagement, as well as other alleged wrongful acts by the Board and the former President, including among other things, self-dealing and misuse of corporate funds by the former President. The plaintiff seeks, among other things, compensatory damages in an amount to be determined at trial and punitive damages in an aggregate amount of $12 million.

        The Company, and the other defendants, are vigorously contesting
     Mr. Seltzer's claims. The Company believes that this lawsuit lacks substantial merit. A motion to dismiss the complaint has been filed and is pending.

        On February 6, 1995, the Company commenced an action in the Superior Court of New Jersey against Sol M. Seltzer, a former vice president of the Company and a director of COVER-ALL, alleging fraud, mismanagement, negligent misrepresentation and breach of fiduciary duty with respect to the development and implementation of COVER-ALL's TAS 2000 software product. The Company seeks compensatory and punitive damages in an amount to be determined at trial. Discovery has not been completed in this case.

        The Company's principal executive offices are located at 18-01 Pollitt Drive, Fair Lawn, New Jersey 07410, and its telephone number is (201) 794-4800.

                                     THE OFFERING

     Securities offered
     hereby....................  6,591,528 shares of Common Stock (the
                                 "Shares")(1)

     Shares of Common Stock
     outstanding after this
     Offering..................  17,708,069 shares(2)

     Nasdaq SmallCap Market SM
     symbol....................  WISI

     Use of proceeds...........  The Company will not receive any proceeds from the sale of the Shares by the holders thereof (the "Selling Securityholders"). The Company, however, will receive aggregate proceeds of approximately $1,947,000 upon the exercise of the Selling Securityholder Warrants and the Additional Warrants, although there is no assurance that any of such Selling Securityholder Warrants or Additional Warrants will be so exercised.

     Risk factors..............  The securities offered hereby involve a high degree of risk.  See "Risk Factors."

     -----------------------

     (1) Of the aggregate number of Shares offered hereby, 5,531,806 are shares of Common Stock held by the Selling Securityholders, 862,847 are shares of Common Stock issuable upon exercise of the Selling Securityholder Warrants held by certain of the Selling Securityholders and 196,875 are shares of Common Stock issuable upon exercise of the Additional Warrants held by one of the Selling Securityholders. See "Selling Securityholders."
     (2) Includes an aggregate of 1,059,722 shares of Common Stock issuable upon the exercise of currently outstanding Warrants, but does not include an aggregate of 683,716 shares of Common Stock issuable upon exercise of currently outstanding options under the Company's option plans (collectively, the "Plans") and an aggregate of 954,113 additional shares of Common Stock reserved for issuance upon the exercise of options which may be granted under the Plans.


                            SUMMARY FINANCIAL INFORMATION
                        (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                   THREE MONTHS
                                       ENDED          YEAR ENDED DECEMBER
                                     MARCH 31,                31,
                              ----------------------   ------------------
                                    (UNAUDITED)
                                 1996        1995        1995      1994
                                 ----        ----        ----      ----
           STATEMENT OF
           OPERATIONS DATA:

            Software
             licensing,
             maintenance and
             professional
             services
             revenues  . . .  $1,120      $1,054      $4,119      $1,927
            Loss from
             continuing
             operations(1) .    (798)     (2,158)     (3,544)     (7,466)
            Income (loss)
             from
             discontinued
             operations less
             applicable
             income taxes/
             (benefit)(2)  .      --      (1,330)     (7,108)     (6,754)
            Loss on disposal
             of discontinued
             operations
             including
             $1,000 for
             anticipated
             losses in 1996
             prior to sale,
             no tax benefit
             provided  . . .      --          --        (750)         --

            Net income
             (loss)  . . . .    (798)     (3,488)    (11,402)    (14,220)
            Loss per share
             from continuing
             operations  . .    (.07)       (.25)       (.41)       (.84)
            Net income
             (loss) per
             share(3)  . . .    (.07)       (.41)      (1.33)      (1.60)
            Cash dividends
             per share . . .      --          --          --     $   .02

           BALANCE SHEET
           DATA:
            Working capital
             (deficiency)  .  $  209      $  162     $(8,717)    $ 3,110
            Total assets . .  14,331      15,279       8,369      18,795
            Short-term
             debt  . . . . .      --          --          --       2,000
            Stockholders'
             equity
             (deficit) . . .   8,266       1,901      (6,013)      5,376


                              TWO MONTHS
                                ENDED
                               DECEMBER
                                  31,         YEARS ENDED OCTOBER 31,
                              ----------      -----------------------

                                 1993          1993      1992      1991
                                 ----          ----      ----      ----

           STATEMENT OF
           OPERATIONS DATA:
            Software
             licensing,
             maintenance and
             professional
             services
             revenues  . . .   $  224         $1,740    $1,802    $1,317
            Loss from
             continuing
             operations(1) .     (781)        (1,943)     (850)     (384)
             Income (loss)
             from
             discontinued
             operations less
             applicable
             income taxes/
             (benefit)(2)  .    1,158          5,653      4,116    2,034
            Loss on disposal
             of discontinued
             operations
             including
             $1,000 for
             anticipated
             losses in 1996
             prior to sale,
             no tax benefit
             provided  . . .       --             --         --       --

            Net income
             (loss)  . . . .      377          3,710      3,266    1,650
            Loss per share
             continuing
             operations. . .     (.09)          (.21)      (.09)    (.04)
            Net income
             (loss) per
             share(3). . . .      .04            .40        .36      .19
            Cash dividends
             per share . . .    $ .01          $ .03         --       --

            BALANCE SHEET
             DATA:
            Working capital
             (deficiency)  .  $12,475        $12,843    $17,102  $12,386
            Total assets . .   22,748         22,443     18,544   14,451
            Short-term
             debt. . . . . .       --             --         --       --
            Stockholders'
             equity
             (deficit) . . .   20,574         20,541     17,637   13,302

     ----------------------
     (1) Includes a $1,165 ($.14 per share) special charge in the three months ended 1995 and the year ended December 31, 1995 and $3,373 ($.25 per share net of tax) special charge in the year ended December 31, 1994.

     (2) Revenues of the discontinued operations (ISD) were none, $6,868, $20,228, $32,893, $8,589, $68,515, $88,858 and $53,541, respectively, for each of the periods above.

     (3) All per share amounts are based on the increased number of shares giving retroactive effect to the impact of the five-for-four stock split by way of a twenty-five percent (25%) stock dividend declared on March 18, 1993 and the five percent (5%) stock dividend declared on December 19, 1991.

                                     RISK FACTORS

        THE SECURITIES BEING OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. PRIOR TO ACQUIRING ANY OF THE SECURITIES OFFERED HEREBY, PROSPECTIVE PURCHASERS SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS, AS WELL AS OTHER INFORMATION DESCRIBED ELSEWHERE IN THIS PROSPECTUS.


        RECENT LOSSES; HISTORICAL LOSSES FOR COVER-ALL. The Company has experienced losses from continuing operations of $798,000, $3,544,000, $7,466,000, $781,000 and $1,943,000 for the three months ended March 31,
     1996, the years ended December 31, 1995 and 1994, the two months ended December 31, 1993 and the year ended October 31, 1993. There can be no assurance that the Company will ever operate profitably.

        NEED  FOR ADDITIONAL  FINANCING.    The Company will need significant
     additional financing in order to continue to fund the research and development of its software products and to generally expand and grow the COVER-ALL business. At December 31, 1995, the Company had a stockholders' deficit of $6,013,000 and a working capital deficiency of approximately $8,717,000. As a result of the cumulative benefit to the equity of the
     Company  by  virtue  of  the  transactions   described  under  the  caption
     "Prospectus Summary--Recent Developments," the Company had stockholders' equity of $8,266,000 and working capital of $209,000 at March 31, 1996. To the extent that the Company continues to be required to fund operating losses, the Company's financial position would deteriorate. There can be no assurance that the Company will be able to find significant additional financing at all or on terms favorable to the Company.

        DEPENDENCE ON PRODUCT DEVELOPMENT. The Company is currently investing significant resources in product development and expects to continue to do so in the future. The Company's future success will depend on its ability to continue to enhance its current product line and to continue to develop and introduce new products that keep pace with competitive product introductions and technological developments, satisfy diverse and evolving insurance industry requirements and otherwise achieve market acceptance. There can be no assurance that the Company will be successful in continuing to develop and market on a timely and cost-effective basis product enhancements or new products that respond to technological advances by others, or that these products will achieve market acceptance. In addition, the Company has in the past experienced delays in the development, introduction and marketing of new and enhanced products, and there can be no assurance that the Company will not experience similar delays in the future. Any failure by the Company to anticipate or respond adequately to changes in technology and insurance industry preferences, or any significant delays in product development or introduction, would have a material adverse effect on the Company's business, operating results and financial condition.

        NO ASSURANCE OF MARKET ACCEPTANCE OF COMPANY PRODUCTS. The future success of the Company will be dependent upon the Company's ability to increase significantly the number of insurance companies that purchase the Company's software products. As a result of the intense competition in the Company's industry and the rapid technological changes which characterize it, there is no assurance that the Company's products will achieve significant market acceptance. Further, insurance companies are typically characterized by slow decision-making and numerous bureaucratic and institutional obstacles which will make the Company's efforts to significantly expand its customer base difficult.

        RAPID TECHNOLOGICAL CHANGE.   The demand for the Company's products is
     impacted by rapid technological advances, evolving industry standards in computer hardware and software technology, changing insurance industry requirements and frequent new product introductions and enhancements that address the evolving needs of the insurance industry. The process of developing software products such as those offered by the Company is extremely complex and is expected to become increasingly complex and expensive in the future with the introduction of new platforms and technologies. The introduction of products embodying new technologies and the emergence of new industry standards and practices can render existing products obsolete and unmarketable. The Company's future success depends upon its ability to anticipate or respond to technological advances, emerging industry standards and practices in a timely, cost-effective manner. There can be no assurance that the Company will be successful in developing and marketing new products or enhancements to existing products that respond to technological changes or evolving industry standards. The failure to successfully respond to such changes and evolving standards on a timely basis, or at all, could have a material adverse effect upon the Company's business, operating results and financial condition.

        COMPETITION.   Both the computer software and the insurance software
     systems industries are highly competitive. There are a number of larger companies, including computer manufacturers, computer service and software companies and insurance companies, that have greater financial resources than the Company that currently offer and have the technological ability to develop software products similar to those offered by the Company. Very large insurers, which internally develop systems similar to those of the Company, may or may not become major customers of the Company for software. These companies present a significant competitive challenge to the Company's business. The Company competes on the basis of its service, price, system functionality and performance and technological advances.

        DEPENDENCE  ON  KEY  PERSONNEL.    The Company's success depends to a
     significant extent upon a limited number of members of senior management and other key employees, including Peter C. Lynch, the President and Chief Operating Officer of COVER-ALL. The Company does not maintain key man life insurance on any such persons. The loss of the service of one or more key managers or other employees could have a material adverse effect upon the Company's business, operating results or financial condition. In addition, the Company believes that its future success will depend in large part upon its ability to attract and retain additional highly skilled technical, management, sales and marketing personnel. Competition for such personnel in the computer software industry is intense. There can be no assurance the Company will be successful in attracting and retaining such personnel, and, the failure to do so, could have a material adverse effect on the Company's business, operating results or financial condition.

        DEPENDENCE UPON PROPRIETARY TECHNOLOGY; RISK OF THIRD PARTY CLAIMS OF INFRINGEMENT. The Company's success and ability to compete is dependent in part upon its proprietary software technology. The Company also relies on certain software that it licenses from others. The Company relies on a combination of trade secret, copyright and trademark laws, nondisclosure and other contractual agreements and technical measures to protect its proprietary rights. The Company currently has no patents or patent applications pending. Despite the Company's efforts to protect is proprietary rights, unauthorized parties may attempt to copy aspects of the Company's products or to obtain and use information that the Company regards as proprietary. There can be no assurance that the steps taken by the Company to protect its proprietary technology will prevent misappropriation of such technology, and such protection may not preclude competitors from developing products with functionality or features similar to the Company's products. While the Company believes that its products and trademarks do not infringe upon the proprietary rights of third parties, there can be no assurance that the Company will not receive future communications from third parties asserting that the Company's products infringe, or may infringe, the proprietary rights of third parties. Any such claims, with or without merit, could be time-consuming, result in costly litigation and diversion of technical and management personnel, cause product shipment delays or require the Company to develop non-infringing technology or enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to the Company or at all. In the event of a successful claim of product infringement against the Company and failure or inability of the Company to develop non-infringing technology or license the infringed or similar technology, the Company's business, operating results and financial condition could be materially adversely affected.

        DEPENDENCE ON MAJOR CUSTOMERS. In 1994 and 1995, the Company's software products operations were dependent on certain major customers, two of which accounted for approximately 30% of total revenues in 1994 and three of which accounted for approximately 45% of total revenues in 1995. The Company anticipates that its operations will continue to be characterized by dependence on the continuing business of major customers. As a result, the loss of any such major customer or the Company's inability to continue to attract new major customers could have a material adverse effect upon the Company's business, operating results and financial condition.

        SHARES ELIGIBLE FOR RESALE. This Prospectus covers the sale by the Selling Securityholders of an aggregate of 6,591,528 shares of Common Stock. Although the Selling Securityholders may sell the Shares from time to time under this Prospectus, to the extent that a significant number of the Shares are sold during a short period of time, the market price of the Common Stock could be adversely impacted. Further, the prospect of the Shares being sold into the market (the so-called "over-hang") may in and of itself create continuing pressures on the price of the Common Stock. In addition, there are an aggregate of 1,621,875 shares of Common Stock issuable under the Plans which are registered for resale under Form S-8 under the Securities Act.

        NO ASSURANCE OF CONTINUED QUOTATION ON THE NASDAQ SMALLCAP MARKET SM Symbol. The Company's Common Stock is listed on the Nasdaq SmallCap Market SM Symbol. However, no assurance can be given that the Company will be able to satisfy the criteria for continued listing on the Nasdaq SmallCap Market SM Symbol. For continued listing on the Nasdaq SmallCap Market SM Symbol, a company must, among other things, have $2,000,000 in total assets, $1,000,000 in total capital and surplus, $1,000,000 in market value of public float and a minimum bid price of $1.00 per share. If the Company is unable to satisfy the requirements for continued listing on the Nasdaq SmallCap Market SM Symbol, trading, if any, in the Common Stock would be conducted in the over-the-counter market in what are commonly referred to as the "pink sheets" or on the NASD OTC Electronic Bulletin Board. In such an event, an investor may find it more difficult to dispose of, or to obtain accurate price quotations as to the market value of, the securities offered hereby.

        "PENNY STOCK" REGULATIONS  MAY  IMPOSE  CERTAIN  RESTRICTIONS   ON
     MARKETABILITY OF SECURITIES. The Securities and Exchange Commission (the "Commission") has adopted regulations which generally define "penny stock" to be an equity security that has a market price (as defined) of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Because the Common Stock is currently listed on the Nasdaq SmallCap Market SM Symbol, such securities are exempt from the definition of "penny stock." However, if the Common Stock is removed from listing by the Nasdaq SmallCap Market SM Symbol at any time, the Common Stock may become subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual incomes exceeding $200,000 or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction (other than exempt transactions) involving a penny stock, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the Commission relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the "penny stock" rules may restrict the ability of broker-dealers to sell the Company's securities and may affect the ability of investors to sell the Company's securities in the secondary market. Furthermore, if the securities offered hereby are removed from listing by the Nasdaq SmallCap Market SM Symbol, trading, if any, in the Common Stock would be conducted in the over-the-counter market in what are commonly referred to as the "pink sheets" or on the NASD OTC Electronic Bulletin Board. In such an event, an investor may find it more difficult to dispose of, or to obtain accurate price quotations as to the market value of, the securities offered hereby.

                                   USE OF PROCEEDS

        The Company will not receive any of the proceeds from the sale of the securities offered by this Prospectus. The Company, however, will receive aggregate proceeds of approximately $1,947,000 upon the exercise of the Selling Securityholder Warrants and Additional Warrants, although there is no assurance that any of such Selling Securityholder Warrants or Additional Warrants will be so exercised.


                                   DIVIDEND POLICY

        The Company does not anticipate paying cash dividends in the foreseeable future. The Company currently intends to retain all earnings, if any, for use in the expansion of the Company's business. The declaration and payment of future dividends, if any, will be at the sole discretion of the Board of Directors and will depend upon the Company's profitability, financial condition, cash requirements, future prospects and other factors deemed relevant by the Board of Directors. The Company paid quarterly cash dividends of $0.01 per share from the first quarter of 1993 through the second quarter of 1994 but discontinued this policy in the third quarter of 1994.

                             PRICE RANGE OF COMMON STOCK

        Prior to March 4, 1996, the Common Stock was traded on the New York Stock Exchange (the "NYSE"). Upon the Common Stock's delisting from the NYSE, commencing March 8, 1996, the Common Stock was traded in the over-the-counter market and, as of March 15, 1996, the Common Stock was quoted on the NASD OTC Bulletin Board. On May 23, 1996, the Common Stock was listed on the Nasdaq SmallCap Market SM Symbol under the symbol "WISI." The following chart sets forth (i) the high and low sales prices of the Common Stock on the NYSE in 1994 and 1995 and in the first quarter of 1996 through March 4, 1996, (ii) the high and low last sales prices of the Common Stock on the NASD OTC Bulletin Board from March 15, 1996 through May 22, 1996 as reported by the National Quotation Bureau, Inc., and
     (iii) the high and low last sale prices of the Common Stock on the Nasdaq SmallCap Market SM Symbol as reported by the Nasdaq SmallCap Market SM Symbol from May 23, 1996 through May 31, 1996.

                                   HIGH              LOW
                                   ----              ---

        1994
        ----
        1st Quarter  . . . .     $5.25             $4.125
        2nd Quarter  . . . .      4.25              2.375
        3rd Quarter  . . . .      4.25              2.25
        4th Quarter  . . . .      4.125             2.125

        1995
        ----
        1st Quarter  . . . .     $3.00             $1.50
        2nd Quarter  . . . .      1.75              0.875
        3rd Quarter  . . . .      2.25              1.25
        4th Quarter  . . . .      1.625             1.00

        1996
        ----
        January 1 to March 4     $3.50             $1.625
        March 15 to May 22(1)     7.375             2.75
        May 23 to May 31 . .      6.875             4.75

     ----------------

     (1) These last sales quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions, and may not necessarily represent actual transactions.

        As of May 31, 1996, there were approximately 829 holders of record of the Common Stock. This number does not include beneficial owners who may hold their shares in street name.


                              DESCRIPTION OF SECURITIES

        The authorized capital stock of the Company consists of 20,000,000 shares of Common Stock, par value $0.01 per share. As of May 31, 1996, there were 16,648,347 shares of Common Stock outstanding.

     COMMON STOCK

        The holders of shares of Common Stock are entitled to one vote per share on all matters to be voted on by stockholders. The holders of shares of Common Stock are not entitled to cumulate their votes in elections for directors, which means that holders of more than half the outstanding shares of Common Stock can elect all of the directors of the Company standing for election.

        The holders of shares of Common Stock are entitled to receive such dividends as may be declared from time to time by the Board of Directors in its discretion from any assets legally available therefor. In the event of the dissolution of the Company, whether voluntary or involuntary, the holders of Common Stock are entitled to share ratably in the assets of the Company legally available for distribution to its stockholders. The holders of Common Stock have no preemptive, subscription, conversion or redemption rights and are not subject to further calls or assessments or rights of redemption by the Company.

     WARRANTS

        SELLING SECURITYHOLDER WARRANTS. As of the date hereof, an aggregate of 862,847 Selling Securityholder Warrants to purchase an aggregate of 862,847 shares of Common Stock at $1.80 per share are issued and are outstanding. The exercise price of the Selling Securityholder Warrants was originally $2.00 per share, but has been reduced to $1.80 as a result of the anti-dilution provisions of the Selling Securityholder Warrants which required such adjustment upon the issuance of the SIL Securities and the Care Shares. Holders of unexercised Selling Securityholder Warrants are not entitled to receive dividends or other distributions, receive notice of any meeting of stockholders, the right to vote or to consent to any action of the stockholders, or to any other rights of stockholders. The exercise price and number of shares of Common Stock issuable upon exercise of the Selling Securityholder Warrants will be adjusted in the event that the Company (i) issues or sells any (A) shares of Common Stock, or (B) rights to subscribe for, options to purchase, or any securities convertible into or exchangeable for, shares of Common Stock, in either case for a consideration less than 95% of the "Market Price" (as defined), (ii) pays a dividend or makes any other distribution with respect to the Common Stock in shares of any class or series of its capital stock, (iii) subdivides its outstanding Common Stock, (iv) combines its outstanding Common Stock into a smaller number of shares, (v) effects a reclassification of the Common Stock, or (vi) merges, consolidates or sells all or substantially all of its properties and assets to a buyer under specified circumstances. The Selling Securityholder Warrants expire on February 28, 2001.

        ADDITIONAL  WARRANTS.   As of the date hereof, an aggregate of 196,875
     Additional Warrants to purchase an aggregate of 196,875 shares of Common Stock at $2.00 per share are issued and outstanding. All of the Additional Warrants are currently owned by SIL. The terms of the Additional Warrants are substantially identical to those of the Selling Securityholder Warrants, except for the $2.00 exercise price and that the Additional Warrants expire on March 30, 2001.

     CLASSIFICATIONS OF THE BOARD OF DIRECTORS

        The Certificate of Incorporation also provides that the members of the Board of Directors of the Company will be classified into three classes, with the term of each class to run for three years and expire at successive annual meetings of stockholders. Thus, it would take a minimum of two annual meetings of stockholders to change the majority of the Board of Directors. Vacancies on the Board of Directors that may occur between annual meetings may be filled only by the Board of Directors. In addition, this provision specifies that any director elected to fill a vacancy on the Board will serve for the balance of the term of the replaced director.

     STOCKHOLDER RIGHTS PLAN

        On November 17, 1989, the Company adopted a Stockholder Rights Plan and declared a dividend distribution of one Right for each outstanding share of Common Stock. Under certain conditions, each Right shall initially entitle the registered holder thereof to purchase one-fifth of one share of Common Stock at a purchase price of $10.00, subject to adjustment. The Rights will be exercisable only if (i) a person or group has acquired, or obtained the right to acquire, 15% or more of the outstanding shares of Common Stock (other than a person that acquires the stock directly from the Company in a transaction that the Company's independent Directors determine to be in the best interests of the Company and its stockholders) or (ii) following the commencement of a tender offer or exchange offer for 15% or more of the then outstanding shares of Common Stock. Each Right will entitle its holder to receive, upon exercise, Common Stock (or, in certain circumstances, cash, property, or other securities of the Company) having a value equal to two times the purchase price of the Right under certain circumstances, including the acquisition of 20% of the outstanding Common Stock. All rights holders, except the acquiror, may purchase a number of shares of Common Stock equal to $10.00 (subject to adjustment under the terms of the Rights Plan) divided by 50% of the market price of the Company's Common Stock on the date which is ten days after a public announcement by the Company that a person or group has acquired, or obtained the right to acquire, 15% or more of the outstanding shares of Common Stock. In the event that the Company is acquired in a merger or other business combination transaction in which the Company is not the surviving corporation, the rights holders may purchase the acquiror's shares at the similar discount.

        The Company may redeem the Rights at $0.01 each until ten days following the date on which a person or group of affiliated persons has acquired, or obtained the right to acquire, the beneficial ownership of 15% or more of the outstanding shares of Common Stock. The Rights will expire on December 4, 1999 unless earlier redeemed by the Company.

     CERTAIN PROVISIONS IN THE COMPANY'S CERTIFICATE OF INCORPORATION

        The Company's Certificate contains certain provisions that would have an effect of delaying, deferring or preventing a change of control of the Company in connection with certain business combinations. Article Seventh provides that the affirmative vote of not less than 80% of the outstanding shares of voting stock is required to approve (i) the sale (or similar transfer) of all or substantially all of the assets of the Company to a "related corporation," (ii) the consolidation of the Company with or its merger into a "related corporation," (iii) the merger into the Company of a "related corporation," (iv) any agreement relating to the transactions referred to in (i) through (iii), and (v) any amendment to said Article Seventh. A "related corporation" is any corporation which, together with its affiliated and associated persons (as such terms are defined) owns of record or beneficially more than 5% of the Company's outstanding voting stock entitled to vote on the subject transaction. The foregoing provisions, however, do not apply if a majority of the Company's disinterested directors approve the subject transaction, in which event approval of such transaction shall require only such affirmative vote as is otherwise required by law.

        In addition, Article Fifth of the Certificate requires the approval of 80% of the voting stock to remove a director without cause, to alter, repeal or modify those provisions of the Company's By-Laws relating to the number, election and terms of directors, newly created directorships and vacancies and removal of directors, and to amend said Article Fifth (relating generally to the Company's Board of Directors).

     TRANSFER AGENT

        First Union National Bank is the Transfer Agent and Registrar for the Company's Common Stock.

                               SELLING SECURITYHOLDERS

        Pursuant to the ISD Agreements and the SIL/Care Agreements, the Company has obligated itself to file and cause to become effective a registration statement covering the Shares, Selling Securityholder Warrants and Additional Warrants issued to the respective Selling Securityholders thereunder. This Registration Statement is filed pursuant to such Agreements.

        An aggregate of 6,591,528 Shares are being offered by the Selling Securityholders pursuant to this Prospectus. Of the aggregate number of Shares offered hereby, 5,531,806 are shares of Common Stock held by the Selling Securityholders, 862,847 are shares of Common Stock issuable upon exercise of the Selling Securityholders Warrants and 196,875 are shares of Common Stock issuable upon exercise of the Additional Warrants.

        The Selling Securityholders are expected to sell their Shares on a delayed or continuous basis. As a result, the Registration Statement of which this Prospectus forms a part has been filed pursuant to Rule 415 under the Securities Act to afford holders of the Shares the opportunity to sell them in public transactions rather than pursuant to exemptions from the registration and prospectus delivery requirements of the Securities Act.

        The following table set forth certain information with respect to each Selling Securityholder for whom the Company is registering the Shares for resale to the public. The Company will not receive any of the proceeds from the sale of such securities. Except as otherwise described under the caption "Prospectus Summary--Recent Developments," to the Company's knowledge there are no material relationships between any of the Selling Securityholders and the Company, nor have any such material relationships existed within the past three years.



                            COMMON STOCK                        COMMON STOCK
     NAME OF SELLING           OWNED              SHARES            OWNED
     SECURITYHOLDER       PRIOR TO OFFERING      OFFERED        AFTER OFFERING
     ---------------      -----------------      -------        --------------

     Software Investments
      Limited                4,100,581(1)      4,100,581(1)          0

     Atlantic Employers
      Insurance Company      1,894,523(2)      1,894,523(2)          0

     The Robert Plan Corpo-
      ration                   491,173(3)        491,173(3)          0

     Electric Insurance
      Company                  105,251(4)        105,251(4)          0

     -----------------

     (1) Includes an aggregate of 196,875 Shares issuable upon exercise of the Additional Warrants. See "Prospectus Summary--Recent Developments."

     (2)  Includes  an aggregate of 656,250 Shares issuable upon exercise of the
          Selling  Securityholder  Warrants.    See  "Prospectus Summary--Recent
          Developments."

     (3)  Includes  an aggregate of 170,139 Shares issuable upon exercise of the
          Selling  Securityholder Warrants.    See  "Prospectus  Summary--Recent
          Developments."

     (4)  Includes an aggregate  of 36,458 Shares issuable upon exercise  of the
          Selling  Securityholder  Warrants.   See  "Prospectus  Summary--Recent
          Developments."


                                 PLAN OF DISTRIBUTION

          The securities offered hereby may be sold from time to time directly by the Selling Securityholders. Alternatively, the Selling Securityholders may from time to time offer such securities through underwriters, dealers or agents. The distribution of securities by the Selling Securityholders may be effected in one or more transactions that may take place on the over-the-counter market, including ordinary brokers' transactions, privately-negotiated transactions or through sales to one or more broker-dealers for resale of such shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Securityholders in connection with such sales of securities. Sales of the Shares may be made pursuant to this Prospectus or pursuant to Rule 144 under the Securities Act of 1933, as amended.

          At the time a particular offer of securities is made by or on behalf of a Selling Securityholder, to the extent required, a Prospectus will be distributed which will set forth the number of shares and warrants being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, if any, the purchase price paid by any underwriter for shares and warrants purchased from the Selling Securityholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers, and the proposed selling price to the public.

          Under the Exchange Act, and the regulations thereto, any person engaged in a distribution of the securities of the Company offered by this Prospectus may not simultaneously engage in market-making activities with respect to such securities of the Company during the applicable "cooling off" period (nine days) prior to the commencement of such distribution. In addition, and without limiting the foregoing, the Selling Securityholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation, Rule 10b-7, in connection with transactions in such securities, which provisions may limit the timing of purchases and sales of such securities by the Selling Securityholders.

                                    LEGAL MATTERS

          Certain legal matters in connection with this offering will be passed upon for the Company by Reid & Priest LLP, New York, New York. Leonard Gubar, a partner in such firm, is a Director of the Company. In addition, Mr. Gubar owns 3,547 shares of Common Stock and holds options to purchase an aggregate of 10,000 shares of Common Stock.


                                       EXPERTS

          The consolidated financial statements of Warner Insurance Services, Inc. appearing in the Company's Annual Report (Form 10-K) for the year ended December 31, 1995, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     =====================================     ================================

        No dealer, salesperson or any
     other person has been authorized to
     give any information or to make any
     representation not contained in this
     Prospectus in connection with the
     offer  made hereby, and,  if given or     6,591,528 SHARES OF COMMON STOCK
     made, such information or represen-
     tation must not be relied upon as
     having been authorized by the Company.
     This Prospectus does not constitute
     an offer to sell or a solicitation
     of an offer to buy the Common Stock
     offered hereby in any jurisdiction
     to any person to whom it is unlawful
     to make such offer or solicitation
     in such jurisdiction.  Neither the
     delivery of this Prospectus nor any
     sale made hereunder shall, under            WARNER INSURANCE SERVICES, INC.
     any circumstances, create any impli-
     cation that the information contained
     herein is correct as of any time
     subsequent to the date hereof, or
     that there has been no change in the
     affairs of the Company since the date
     hereof.


                 ------------

               TABLE OF CONTENTS

                                      Page
                                      ----

     Available Information............. 2
     Additional Information............ 2
     Incorporation of Certain
       Documents by Reference.......... 2
     Prospectus Summary................ 4                 ------------
     Risk Factors..................... 12                  PROSPECTUS
     Use of Proceeds.................. 15                 ------------
     Dividend Policy.................. 15
     Price Range of Common Stock...... 15
     Description of Securities........ 16
     Selling Securityholders.......... 18
     Plan of Distribution............. 19
     Legal Matters.................... 19
     Experts.......................... 19


     =====================================     ================================

                                       PART II


     ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        The following table sets forth the expenses to be borne by the Company in connection with the sale and distribution of the Common Stock offered hereby. All of the amounts shown are estimates, except the SEC filing fee.


        SEC filing fee........................................  $12,643.24
        Legal fees and expenses...............................  $40,000.00
        Accounting fees and expenses..........................  $10,000.00
        Miscellaneous.........................................  $ 5,000.00
                                                                 ---------
           Total fees and expenses............................  $67,643.24
                                                                 =========


     ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        (i) The Registrant's Amended Certificate of Incorporation includes provision that eliminates the personal liability of its directors to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director to the maximum extent permitted by the Delaware General Corporation Law ("DGCL"). The DGCL does not permit liability to be eliminated (i) for any breach of a director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law,
     (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions, as provided in Section 174 of the DGCL, or (iv) for any transaction for which the director derived an improper personal benefit.

        (ii) Article X of the Company's By-Laws provides generally for indemnification of all officers and directors to the fullest extent permitted under the above-referenced Delaware statute. Section 145 of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at its request in such capacity in another corporation or business association, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

        (iii) The Company also has a policy insuring it and its directors and officers against certain liabilities.


     ITEM 16.  EXHIBITS.
     EXHIBIT
     NO.       DESCRIPTION
     -------   -----------

     2 Certificate of Merger of Warner Computer Systems, Inc. (a New York corporation) into the Registrant, filed on June 11, 1985 [incorporated by reference to Exhibit 2 to the Registrant's Annual Report on Form 10-K (Commission File No. 0-13124) filed on January 29, 1986].

     3(a) Certificate of Incorporation of the Registrant filed on April 22, 1985 [incorporated by reference to Exhibit 3(a) to the Registrant's Annual Report on Form 10-K (Commission File No. 0-13124) filed on January 29, 1986].

    3(b) Certificate of Amendment of Certificate of Incorporation of the Registrant filed on May 6, 1987 [incorporated by reference to Exhibit 3.2 to the Registrant's Registration Statement on Form S-1 (Commission File No. 33-17533) filed on September 29, 1987].

     3(c) Certificate of Amendment of Certificate of Incorporation of the Registrant filed on March 26, 1990 [incorporated by reference to Exhibit 3(d) to the Registrant's Quarterly Report on Form 10-Q (Commission File No. 0-13124) filed on June 14, 1990].

     3(d) Certificate of Amendment of Certificate of Incorporation of the Registrant filed on March 18, 1992 [incorporated by reference to Exhibit 1 to the Registrant's Current Report on Form 8-K (Commission File No. 0-13124) filed on March 30, 1992].

     3(e) Bylaws of the Registrant, as amended [incorporated by reference to Exhibit 3(e) to the Registrant's Annual Report on Form 10-K (Commission File No. 0-13124) filed on April 11, 1996].

     4 Form of Common Stock Certificate of the Registrant [incorporated by reference to Exhibit 4(a) to the Registrant's Annual Report on Form 10-K (Commission File No. 0-13124) filed on January 29, 1986].

     5+ Opinion of Reid & Priest LLP as to the legality of the securities being registered hereby.

     10(a) Partnership Agreement, dated December 7, 1978, by and among the Registrant, James R. Poole, Ira M. Cantor and Stanley A. Rothenberg [incorporated by reference to Exhibit 10(a) to the Registrant's Registration Statement on Form S-18 (Commission File No. 2-88695-NY) filed on December 30, 1983].

     10(b) Employment Agreement, dated as of August 1, 1990, between the Registrant and Bradley J. Hughes [incorporated by reference to
                Exhibit 10(h) to the Registrant's Annual Report on Form 10-K (Commission File No. 0-13124) filed on January 24, 1991].

     10(c) Employment Agreement, dated as of July 11, 1990, between the Registrant and Theodore I. Botter [incorporated by reference to Exhibit 10(j) to the Registrant's Annual Report on Form 10-K (Commission File No. 0-13124) filed on January 24, 1991].

     10(e)(1) Employment Agreement, dated as of November 1, 1992, between the Registrant and Harvey Krieger [incorporated by reference to Exhibit 10(h) to the Registrant's Annual Report on Form 10-K (Commission File No. 0-13124) filed on January 28, 1993].

     10(e)(2) Amendment to Employment Agreement, dated June 7, 1995, between the Registrant and Harvey Krieger [incorporated by reference to Exhibit 10(e)(2) to the Registrant's Annual Report on Form 10-K (Commission File No. 0-13124) filed on April 11, 1996].

     10(e)(3)*  Consulting Agreement,  dated as of  June 1,  1996, between  the
                Registrant and Harvey Krieger.

     10(f)(1) Employment Agreement, dated as of March 22, 1994, among COVER-ALL Systems, Inc., Michael G. Repoli and the Registrant
                [incorporated by reference to Exhibit 10(f)(1) to the Registrant's Annual Report on Form 10-K (Commission File No. 0-13124) filed on April 17, 1995].

     10(f)(2) Amendment to Employment Agreement, dated August 10, 1994, among COVER-ALL Systems, Inc., Michael G. Repoli and the Registrant [incorporated by reference to Exhibit 10(f)(2) to the Registrant's Annual Report on Form 10-K (Commission File No. 0-13124) filed on April 17, 1995].

     10(f)(3) Amendment to Employment Agreement, dated January 11, 1995, among COVER-ALL Systems, Inc., Michael G. Repoli and the Registrant [incorporated by reference to Exhibit 10(f)(3) to the Registrant's Annual Report on Form 10-K (Commission File No. 0-13124) filed on April 17, 1995].

     10(g) Employment Agreement, dated as of January 24, 1996, among COVER-ALL Systems, Inc., the Registrant and Peter C. Lynch [incorporated by reference to Exhibit 10(g) to the
                Registrant's Annual Report on Form 10-K (Commission File No. 0-13124) filed on April 11, 1996].

     10(h) Warner Insurance Services, Inc. Tax Saver 401(k) Salary Reduction Plan adopted May 31, 1985 and restated as of August 11, 1992 [incorporated by reference to Exhibit 10(k) to the Registrant's Annual Report on Form 10-K (Commission File No. 0-13124) filed on January 28, 1993].

     10(i) Incentive Stock Option Plan adopted by the Board of Directors of the Registrant on February 22, 1982, and approved by the stockholders in February 1983 as amended on December 16, 1983 and March 31, 1988 [incorporated by reference to Exhibit 10(b) to the Registrant's Annual Report on Form 10-K (Commission File No. 0-13124) filed on January 24, 1989].

     10(j) Stock Option Agreement, dated March 22, 1990, between the Registrant and Harvey Krieger [incorporated by reference to
                Exhibit 10(q) to the Registrant's Annual Report on Form 10-K (Commission File No. 0-13124) filed on January 24, 1991].

     10(k) Stock Option Agreement, dated August 15, 1990, between the Registrant and Bradley J. Hughes [incorporated by reference to
                Exhibit 10(t) to the Registrant's Annual Report on Form 10-K (Commission File No. 0-13124) filed on January 24, 1991].

     10(l) Stock Option Agreement, dated August 15, 1990, between the Registrant and Theodore I. Botter [incorporated by reference to Exhibit 10(u) to the Registrant's Annual Report on Form 10-K (Commission File No. 0-13124) filed on January 24, 1991].

     10(m)(1) The 1991 Key Employee Stock Option Plan, adopted by the Board of Directors of the Registrant on June 18, 1991, as amended on September 6, 1991 and November 19, 1991 and approved by stockholders on March 18, 1992 [incorporated by reference to
                Exhibit 4(a) to the Registrant's Registration Statement on Form S-8 (Commission File No. 33-44270) filed on November 26, 1991].

     10(m)(2) Form of Incentive Stock Option Agreement under the 1991 Key Employee Stock Plan [incorporated by reference to Exhibit 4(b) to the Registrant's Registration Statement on Form S-8 (Commission File No. 33-44270) filed on November 26, 1991].

     10(m)(3) Form of Non-Qualified Stock Option Agreement under the 1991 Key Employee Stock Option Plan [incorporated by reference to
                Exhibit 4(c) to the Registrant's Registration Statement on Form S-8 (Commission File No. 33-44270) filed on November 26, 1991].

     10(m)(4) Form of Stock Option Agreement under the 1991 Key Employee Stock Option Plan dated as of June 21, 1991, between the Registrant and each of Theodore I. Botter, Thomas F. Rocchio, and Harvey Krieger [incorporated by reference to Exhibit 4(d) to the Registrant's Registration Statement on Form S-8 (Commission File No. 33-44270) filed on November 26, 1991].

     10(m)(5) Stock Option Agreement, dated as of November 20, 1992, between the Registrant and Bradley J. Hughes [incorporated by reference to Exhibit 10(x)(vi) to the Registrant's Annual
                Report on Form 10-K (Commission File No. 0-13124) filed on January 28, 1993].

     10(n)(1) 1994 Stock Option Plan for Independent Directors adopted by the Board of Directors of the Registrant on November 10, 1994 [incorporated by reference to Exhibit 10(n)(1) to the Registrant's Annual Report on Form 10-K (Commission File No. 0-13124) filed on April 17, 1995].

     10(n)(2) Form of Stock Option Agreement under the 1994 Stock Option Plan for Independent Directors [incorporated by reference to
                Exhibit 10(n)(2) to the Registrant's Annual Report on Form 10-K (Commission File No. O-13124) filed on April 17, 1995].

     10(o)(1) The 1995 Employee Stock Option Plan, adopted by the Board of Directors of the Registrant on March 22, 1995 [incorporated by reference to Exhibit 10(o)(1) to the Registrant's Annual Report on Form 10-K (Commission File No. O-13124) filed on April 17, 1995].

     10(o)(2) Form of Incentive Stock Option Agreement under the 1995 Employee Stock Option Plan [incorporated by reference to
                Exhibit 10(o)(2) to the Registrant's Annual Report on Form 10-K (Commission File No. 0-13124) filed on April 17, 1995].

     10(o)(3) Form of Non-Qualified Stock Option Agreement under the 1995 Employee Stock Option Plan [incorporated by reference to
                Exhibit 10(o)(3) to the Registrant's Annual Report on Form 10-K (Commission File No. 0-13124) filed on April 17, 1995].

     10(p)(1) Indenture of Lease, dated as of July 1, 1994, between Fair Lawn Industrial Park, Inc. and the Registrant for premises located at 17-01 Pollitt Drive, Fair Lawn, New Jersey [incorporated by reference to Exhibit 10(p)(1) to the Registrant's Annual Report on Form 10-K (Commission File No. 0-13124) filed on April 17, 1995].

     10(p)(2) Termination Agreement, dated as of June 30, 1994, among Fair Lawn Industrial Park, Inc., Symtron Systems, Inc., and the Registrant [incorporated by reference to Exhibit 10(p)(2) to the Registrant's Annual Report on Form 10-K (Commission File No. 0-13124) filed on April 17, 1995].

     10(q) Lease Agreement, dated as of March 2, 1990, between the Registrant and Polevoy Associates for premises located at 18-01 Pollitt Drive, Fair Lawn, New Jersey [incorporated by reference to Exhibit 10(z) to the Registrant's Annual Report on Form 10-K (Commission File No. 0-13124) filed on January 24, 1991].

     10(r) Lease Agreement, dated as of December 11, 1991, between the Registrant and Aetna Life Insurance Company for premises located at 125 Belmont Drive, Somerset, New Jersey [incorporated by reference to Exhibit 10(ee) to the
                Registrant's Annual Report on Form 10-K (Commission File No. 0-13124) filed on January 24, 1992].

     10(s) Rights Agreement, dated November 17, 1989, between the Registrant and First Fidelity Bank, N.A., as Rights Agent [incorporated by reference to Exhibit 1 to the Registrant's Registration Statement on Form 8-A (Commission File No. 13-2698053) filed on October 20, 1989].

     10(t)(i) Severance Agreement, dated as of November 28, 1989, between the Registrant and Harvey Krieger [incorporated by reference to Exhibit 1 to the Registrant's Form 8-K (Commission File No. 0-13124) filed on December 6, 1989].

     10(t)(ii)  Severance  Agreement,  dated  August   15,  1990,  between  the
                Registrant and Bradley J. Hughes [incorporated by reference  to
                Exhibit  10(o)(i) to the Registrant's Annual Report on Form 10-
                K (Commission File No. 0-13124) filed on January 24, 1991].

     10(t)(iii) Severance  Agreement,  dated   August  15,  1990,  between  the
                Registrant and Theodore I. Botter [incorporated by reference to Exhibit 10(t)(i) to the Registrant's Annual Report on Form 10-K (Commission File No. 0-13124) filed on January 24, 1991].

     10(u)(i) Restructuring Agreement, dated as of March 1, 1996, by and among the Registrant, Atlantic Employers Insurance Company, Pacific Employers Insurance Company, Electric Insurance Company, The Robert Plan Corporation, Material Damage Adjustment Corporation, Lion Insurance Company, and National Consumer Insurance Company [incorporated by reference to
                Exhibit 10.1 to the Registrant's Form 8-K (Commission File No. 0-13124) filed on March 7, 1996].

     10(u)(ii)  Form  of Warrant  issued  by  the Registrant  pursuant  to  the
                Restructuring Agreement listed as Exhibit 10(x)(i) above [incorporated by reference to Exhibit 10.2 to the Registrant's Form 8-K (Commission File No. 0-13124) filed on March 7, 1996].

     10(u)(iii) Asset  Purchase Agreement, dated  as of  March 1,  1996, by and among the Registrant, MDA Services, Inc. and The Robert Plan Corporation [incorporated by reference to Exhibit 10.3 to the Registrant's Form 8-K (Commission File No. 0-13124) filed on March 7, 1996].

     10(v)(i) Stock Purchase Agreement, dated as of March 31, 1996, by and among the Registrant, Software Investments Limited and Care Corporation Limited [incorporated by reference to Exhibit 10.1 to the Registrant's Form 8-K (Commission File No. 0-13124) filed on April 8, 1996].

     10(v)(ii)  Repurchase  Rights Assignment,  dated  as of  March  31,  1996, between the Registrant and Software Investments Limited [incorporated by reference to Exhibit 10.2 to the Registrant's Form 8-K (Commission File No. 0-13124) filed on April 8, 1996].

     10(v)(iii) Warrant, dated as of March 31,  1996, issued by the  Registrant to  Software Investments Limited [incorporated  by reference to
                Exhibit 10.3 to the Registrant's Form 8-K (Commission File No. 0-13124) filed on April 8, 1996].

     10(v)(iv)  Exclusive Software  License Agreement,  dated as  of March  31,
                1996, by and among the Registrant, Care Corporation Limited and COVER-ALL Systems, Inc. [incorporated by reference to
                Exhibit 10.4 to the Registrant's Form 8-K (Commission File No. 0-13124) filed on April 8, 1996].

     10(w) Settlement Agreement dated April 1, 1996 between the Registrant and Clarendon National Insurance Company [incorporated by reference to Exhibit 10.5 to the Registrant's Form 8-K (Commission File No. 0-13124) filed on April 8, 1996].

     21         Subsidiaries of the  Registrant [incorporated  by reference  to
                Exhibit 21 to the Registrant's Annual Report on Form 10-K (Commission File No. 0-13124) filed on April 11, 1996].

     23(a)*     Consent of Ernst & Young LLP.

     23(b)      Consent by Reid & Priest LLP.

     24         Power of Attorney (included on the signature page).


     --------------
     *    Filed herewith.
     +    To be filed by amendment.


     ITEM 17.  UNDERTAKINGS.

          The Company hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)  To  remove  from  registration   by  means  of  a  post-effective
     amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) That, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to
     Section 13(a) or 15(d) of the Exchange Act which is incorporated by refer-ence in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised, that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by any director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against the public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                      SIGNATURES

          Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fair Lawn, State of New Jersey, on the 14th day of June, 1996.

                                        WARNER INSURANCE SERVICES, INC.

                                        By:/s/ ALFRED J. MOCCIA
                                           ----------------------------------
                                           Alfred J. Moccia,
                                           President and Chief Executive Officer

                                  POWER OF ATTORNEY

          KNOW ALL MEN BY THESE PRESENTS, that each director and officer whose signature appears below constitutes and appoints Alfred J. Moccia and Leonard Gubar, or either of them, as his true and lawful attorney-in-fact and agent, with full powers of substitution and re-substitution, for him in his name, place and stead, to sign in any and all capacities any and all amendments (including post-effective amendments) to this Registration Statement on Form S-3 and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities designed and on the 14th day of June, 1996.

           SIGNATURES                          TITLE
           ----------                          -----
     /s/ ALFRED J. MOCCIA          President and Chief Executive
     -------------------------     Officer and Director
     Alfred Moccia                 (Principal Executive Officer)

     /s/ RAUL F. CALVO             Vice President
     -------------------------     (Principal Financial Officer
     Raul F. Calvo                 and Principal Accounting Officer)


     /s/ HARVEY KRIEGER            Director
     -------------------------
     Harvey Krieger

     /s/ LEONARD GUBAR             Director
     -------------------------
     Leonard Gubar


     /s/ PETER R. LASUSA           Director
     -------------------------
     Peter R. Lasusa

     -------------------------     Director
     Pamela J. Newman


     /s/ JAMES R. STALLARD         Director
     -------------------------
     James R. Stallard

     /s/ MARK D. JOHNSTON          Director
     -------------------------
     Mark D. Johnston

                             INDEX TO EXHIBITS FILED WITH
                           FORM S-3 REGISTRATION STATEMENT



     EXHIBIT NUMBER       DESCRIPTION
     --------------       -----------

          10(e)(3)        Consulting Agreement, dated as of
                          June 1, 1996, between the Registrant
                          and Harvey Krieger.

          23(a)           Consent of Ernst & Young LLP,
                          independent auditors of the Company.

          24              Power of Attorney (included on the
                          signature page)